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                    BOGEN COMMUNICATIONS INTERNATIONAL, INC.

                           OFFER TO PURCHASE FOR CASH
                                       BY
                    BOGEN COMMUNICATIONS INTERNATIONAL, INC.

                   UP TO 1,500,000 SHARES OF ITS COMMON STOCK
                      AT A PURCHASE PRICE NOT GREATER THAN
                       $3.00 NOR LESS THAN $2.50 PER SHARE


  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME
           ON TUESDAY, DECEMBER 4, 2001, UNLESS THE OFFER IS EXTENDED.
                 BOGEN MAY EXTEND THE OFFER PERIOD AT ANY TIME.

                                                                November 5, 2001

To Our Clients:

      Enclosed for your consideration are the offer to purchase, dated November 5, 2001, and the related letter of transmittal in connection with the offer by Bogen Communications International, Inc., a Delaware corporation, to purchase for cash up to 1,500,000 shares of its common stock, par value $0.001 per share, at a price not greater than $3.00 nor less than $2.50 per share, net to the seller in cash, without interest, as specified by shareholders tendering their shares.

      Given the prices specified by tendering shareholders and the number of shares tendered and not properly withdrawn, Bogen will select the lowest purchase price between $2.50 and $3.00 net per share in cash, without interest, that will allow it to purchase 1,500,000 shares, or, if a lesser number of shares are properly tendered, all shares that are properly tendered. All shares acquired in the tender offer will be purchased at the same price.

      Bogen's offer is being made upon the terms and subject to the conditions set forth in its offer to purchase, dated November 5, 2001, and in the related letter of transmittal which, together with the offer to purchase, as they may be amended and supplemented from time to time, constitute the offer.

      Only shares properly tendered at prices equal to or below the purchase price and not properly withdrawn will be purchased. However, because of the possible "odd lot" priority and the proration and conditional tender provisions described in the offer to purchase, all of the shares tendered at or below the purchase price may not be purchased if more than 1,500,000 shares are properly tendered. All shares tendered and not purchased, including shares tendered at prices above the purchase price and shares not purchased because of proration or the conditional tender procedures, will be returned at Bogen's expense promptly following the expiration date.

      Bogen reserves the right, in its sole discretion, to purchase more than 1,500,000 shares pursuant to the offer, subject to applicable law.

      Upon the terms and subject to the conditions of Bogen's offer, if more than 1,500,000 shares are properly tendered at prices equal to or below the purchase price and not properly withdrawn, Bogen will purchase shares first, at Bogen's election, from any person who owned beneficially or of record an aggregate of fewer than 100 shares and so certified in the appropriate place on a letter of transmittal, and, if applicable, on a notice of guaranteed delivery and then, subject to the conditional tender procedures described in Section 6 of the offer to purchase, all other shares properly tendered at prices equal to or below the purchase price, on a pro rata basis from all other shareholders with appropriate adjustments to avoid purchases of fractional shares.

      A TENDER OF YOUR SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER YOUR SHARES HELD BY US FOR YOUR ACCOUNT.

      Accordingly, please use the attached "Instruction Form" to instruct us as to whether you wish us to tender any or all of the shares we hold for your account on the terms and subject to the conditions of the tender offer.

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WE CALL YOUR ATTENTION TO THE FOLLOWING:

      1. You may tender shares at prices not in excess of $3.00 nor less than $2.50 per share as indicated in the attached Instruction Form, net to you in cash, without interest.

      2. You should consult with your broker regarding the possibility of designating the priority in which your shares will be purchased in the event of proration.

      3. The offer is not conditioned upon any minimum number of shares being tendered. The offer is, however, subject to various other conditions described in the offer to purchase.

      4. The offer and withdrawal rights will expire at 5:00 p.m., New York City time, on Tuesday, December 4, 2001, unless Bogen extends the offer.

      5. The offer is for up to 1,500,000 shares. These shares constitute approximately 15% of the shares outstanding as of October 31, 2001.

      6. Tendering shareholders who are registered shareholders or who tender their shares directly to Continental Stock Transfer & Trust Company, as the depositary, will not be obligated to pay any brokerage commissions or fees, solicitation fees, or, except as set forth in the offer to purchase and the letter of transmittal, stock transfer taxes on Bogen's purchase of shares under the offer.

      7. If you wish to tender portions of your shares at different prices, you must complete a separate Instruction Form for each price at which you wish to tender each portion of your shares. We must submit separate letters of transmittal on your behalf for each price you will accept.

      8. The board of directors of Bogen has approved the offer. However, none of Bogen, its board of directors, and the information agent makes any recommendation to shareholders as to whether they should tender or refrain from tendering their shares or as to the price or prices at which shareholders may choose to tender their shares. Shareholders must make their own decision as to whether to tender their shares and, if so, how many shares to tender and the price or prices at which such shares should be tendered. One member of our board of directors has advised us that he intends to tender shares into our offer, and three others have retained the right to do so, for themselves or for accounts for which they have control, depending upon market, economic or business conditions persisting as of the close of the tender offer period. All of our officers and other directors have advised us that they do not intend to tender any of their shares in our offer.

      9. If you wish to have us tender any or all of your shares, please so instruct us by completing, executing, detaching and returning to us the attached Instruction Form. If you authorize us to tender your shares, we will tender all such shares unless you specify otherwise on the attached Instruction Form.

      Please forward your Instruction Form to us as soon as possible to allow us ample time to tender your shares on your behalf prior to the expiration of the offer.

      The offer is being made solely under the offer to purchase and the related letter of transmittal and is being made to all record holders of shares. The offer is not being made to, nor will tenders be accepted from or on behalf of, holders of shares residing in any jurisdiction in which the making of the tender offer or acceptance thereof would not be in compliance with the securities, blue sky or other laws of that jurisdiction.


                                INSTRUCTION FORM
  INSTRUCTIONS FOR TENDER OF SHARES OF BOGEN COMMUNICATIONS INTERNATIONAL, INC.

      By signing this instruction form you acknowledge receipt of our letter and the enclosed offer to purchase, dated November 5, 2001, and the related letter of transmittal in connection with the offer by Bogen Communications International, Inc., a Delaware corporation, to purchase shares of its common stock, $0.001 par value per share. Bogen is offering to purchase up to 1,500,000 shares at a price not greater than $3.00 nor less than $2.50 per share, net to the seller in cash, without interest, as specified by shareholders tendering their shares. Bogen's offer is being made upon the terms and subject to the conditions set forth in the offer to purchase and in the related letter of transmittal, which, as they may be amended or supplemented from time to time, together constitute the offer.

      This will instruct us to tender to Bogen, on your behalf, the number of shares indicated below (or if no

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number is indicated below, all shares) which are beneficially owned by you but registered in our name, upon the terms and subject to the conditions of the offer.

      Number of shares to be tendered: __________ shares. (Unless otherwise indicated, it will be assumed that all shares held by us for your account are to be tendered.)

                        PRICE AT WHICH YOU ARE TENDERING
                (SEE INSTRUCTION 5 TO THE LETTER OF TRANSMITTAL)

      YOU MUST CHECK ONE BOX AND ONLY ONE BOX IF YOU WANT TO TENDER YOUR SHARES. IF MORE THAN ONE BOX IS CHECKED OR IF NO BOX IS CHECKED, YOUR SHARES WILL NOT BE PROPERLY TENDERED.


SHARES TENDERED AT A PRICE DETERMINED BY YOU:

      By checking one of the following boxes below INSTEAD OF THE BOX UNDER "SHARES TENDERED AT A PRICE DETERMINED PURSUANT TO OUR OFFER," you are tendering shares at the price checked. This action would result in none of your shares being purchased if the purchase price selected by Bogen for the shares is less than the price checked below. If you want to tender portions of your shares at more than one price, you must complete a separate Instruction Form for each price at which you tender shares. The same shares cannot be tendered at more than one price.


PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES ARE BEING TENDERED:

      h  $2.50

      h  $2.60

      h  $2.70

      h  $2.80

      h  $2.90

      h  $3.00

OR

SHARES TENDERED AT A PRICE DETERMINED PURSUANT TO OUR OFFER:

      h By checking THIS ONE BOX INSTEAD OF ONE OF THE PRICE BOXES ABOVE, you are tendering shares and are willing to accept the purchase price selected by Bogen in accordance with the terms of its offer. This action will maximize the chance of having Bogen purchase your shares (subject to the possibility of proration). Note that this could result in your receiving a price per share as low as $2.50.


                                    ODD LOTS
                (SEE INSTRUCTION 8 TO THE LETTER OF TRANSMITTAL)

Complete only if you are, or are tendering shares on behalf of, a person owning, beneficially or of record, an aggregate of fewer than 100 shares. The undersigned either (check one box):

      h is the beneficial or record owner of an aggregate of fewer than 100 shares, all of which are being tendered; or

      h is a broker, dealer, commercial bank, trust company, or other nominee that (a) is tendering for the beneficial owner(s) shares with respect to which it is the record holder, and (b) believes, based upon representations made to it by the beneficial owner(s), that each such person is the beneficial owner of an aggregate of fewer than 100 shares and is tendering all of the shares.

                               CONDITIONAL TENDER
                (SEE INSTRUCTION 16 TO THE LETTER OF TRANSMITTAL)

      You may condition your tender of shares on Bogen purchasing a specified minimum number of your tendered shares, all as described in Section 6 of the offer to purchase. Unless the minimum number of shares you indicate below is purchased by Bogen in its offer, none of the shares you tender will be

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purchased. It is your responsibility to calculate that minimum number of shares that must be purchased if any are purchased, and you are urged to consult your own tax advisor before completing this section. Unless this box has been checked and a minimum number of shares specified, your tender will be deemed unconditional.

      h  The minimum number of shares that must be purchased, if any are
      purchased, is:            shares.
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      If, because of proration, the minimum number of shares that you designated above will not be purchased, Bogen may accept conditional tenders by random lot, if necessary. However, to be eligible for purchase by random lot, you must have tendered all your shares and checked this box:

      h  The tendered shares represent all shares held by me.

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THE METHOD OF DELIVERY OF THIS DOCUMENT IS AT THE OPTION AND RISK OF THE
TENDERING SHAREHOLDER. IF YOU DECIDE TO MAKE DELIVERY BY MAIL, WE RECOMMEND YOU USE REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY.

Sign here:

Signature(s):

Print Name(s):

Address(es):

Area Code and Telephone Number:

Taxpayer Identification or Social Security Number:

Date:                      , 2001
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